Frontier Airlines Reports First Quarter 2025 Financial Results
DENVER - May 1, 2025 - Frontier Group Holdings, Inc. (Nasdaq: ULCC), parent company of Frontier Airlines, Inc., today reported financial results for the first quarter of 2025.
Highlights:
•Total operating revenues were $912 million, a record for any first quarter in Frontier's history, 5 percent higher than the comparable 2024 quarter
•Revenue per available seat mile ("RASM") was 9.17 cents, roughly flat to the comparable 2024 quarter
•Cost per available seat mile ("CASM") was 9.63 cents, 1 percent above the comparable 2024 quarter, including fuel expense at an average cost of $2.55 per gallon and total operating expenses of $958 million, or $720 million excluding fuel (a non-GAAP measure)
•Pre-tax loss was $40 million; net loss was $43 million, or $(0.19) per share
•Ended the quarter with $889 million of total liquidity
•Took delivery of four A321neo aircraft and two spare aircraft engines during the first quarter
•82 percent of Frontier's fleet was comprised of the highly fuel-efficient A320neo family aircraft at quarter end, the highest percentage of all major U.S. carriers
•Generated a record 107 available seat miles ("ASMs") per gallon, reaffirming Frontier's position as "America's Greenest Airline" as measured by fuel efficiency (ASMs per fuel gallon consumed during the first quarter, compared to all other major U.S. carriers)
•Received the Diamond Award of Excellence for 2024, the Federal Aviation Administration's most distinguished honor in recognition of Aircraft Maintenance Technicians and employers for their commitment to maintenance training and safety
•Launched 17 new routes which expanded service across the United States and the Caribbean, including Frontier's return to Tucson, Reno, and Antigua and Barbuda, and non-stop service from New York's JFK to Miami
•Announced 22 new routes launching in the spring, including first-ever service at Seattle's Paine Field International Airport and Gregorio Luperón International Airport in Puerto Plata, Dominican Republic, the latter of which continues Frontier's rapid growth across the Caribbean
"First quarter results reflect softer travel demand primarily during March, with current booking trends suggesting demand for May and early summer travel has now stabilized," commented Barry Biffle, Chief Executive Officer. "The significant investments we've made in our revenue and network initiatives over the past year, combined with our industry leading cost advantage, position us to offer more low fares to more people in more places. One key example is our Economy bundle which we believe provides more relative value than other competing low fares."
Mr. Biffle continued, "We are targeting a return to profitability in the second half of the year supported by moderating industry capacity, the leverage from our commercial investments and continued close management of the elements of the business we can control, including capacity optimization and aggressive cost and capital expenditure management. I'm extremely proud of Team Frontier for their contributions throughout the quarter and I'm confident we have the best talent in the industry to work through this environment."

First Quarter 2025 Select Financial Highlights
The following is a summary of first quarter select financial results, including both GAAP and adjusted (non-GAAP) metrics. Refer to "Reconciliations of Non-GAAP Financial Information" in the appendix of this release.

(unaudited, in millions, except for percentages and per share data)
	Three Months Ended March 31,
	2025		2024
	As Reported (GAAP)	Adjusted (Non-GAAP)	As Reported (GAAP)	Adjusted (Non-GAAP)
Total operating revenues	$912	$912	$865	$865
Total operating expenses	$958	$958	$896	$896
Pre-tax income (loss)	$(40)	$(40)	$(24)	$(24)
Pre-tax income (loss) margin	(4.4)%	(4.4)%	(2.8)%	(2.8)%
Net income (loss)	$(43)	$(43)	$(26)	$(21)
Earnings per share, diluted	$(0.19)	$(0.19)	$(0.12)	$(0.09)
Revenue Performance
Total operating revenue for the first quarter of 2025 was $912 million, a record for any first quarter in Frontier's history, 5 percent higher on capacity growth of 5 percent, both compared to the corresponding 2024 quarter. Revenue growth was lower than expected due largely to softer demand in March, resulting in fare discounting and promotions across the industry.
RASM was 9.17 cents, roughly flat to the corresponding 2024 quarter, supported by recent investments in broad revenue and network initiatives notwithstanding constrained domestic consumer travel demand during the quarter due largely to macroeconomic uncertainty.
Enplanements and departures increased 12 percent and 6 percent, respectively, on an average stage length of 925 miles, a 3 percent decrease compared to the corresponding 2024 quarter. Total revenue per passenger was $116, 6 percent lower than the corresponding 2024 quarter, and flown load factor was approximately 2 percentage points higher at 74.9 percent.
Cost Performance
Total operating expenses were $958 million in the first quarter of 2025, comprised of $238 million of fuel expenses at an average cost of $2.55 per gallon, and $720 million of operating expenses (excluding fuel), a non-GAAP measure.
CASM was 9.63 cents in the first quarter of 2025, 1 percent higher than the comparable 2024 quarter. CASM (excluding fuel), a non-GAAP measure, was 7.24 cents, 8 percent higher than the 2024 quarter. The increase was due primarily to an 8 percent reduction in average daily aircraft utilization resulting from the Company's disciplined capacity deployment, a 3 percent decrease in the average stage length, higher station costs, fleet growth and lower sale-leaseback gains primarily resulting from the timing of aircraft deliveries. These items were partially offset by a reduction in fleet-related costs tied to the extension of certain aircraft leases.
Earnings
Pre-tax loss was $40 million for the first quarter of 2025, reflecting a pre-tax loss margin of 4.4 percent.
Net loss was $43 million for the first quarter of 2025, inclusive of $3 million in income tax expense primarily relating to a non-cash valuation allowance against deferred tax assets. The net operating losses subject to a valuation allowance generally do not expire and may be used to offset future taxable income, at which time any related valuation allowance would be released.
Loss per share for the first quarter of 2025 was $0.19 based on approximately 227 million weighted-average shares outstanding in the quarter.
Liquidity
Total liquidity as of March 31, 2025 was $889 million, consisting of unrestricted cash and cash equivalents of $684 million and $205 million of availability from the Company's undrawn revolving credit facility.
Fleet
As of March 31, 2025, Frontier had a fleet of 163 Airbus single-aisle aircraft, as scheduled below, all financed through operating leases that expire between 2025 and 2037.

Equipment	Quantity	Seats
A320neo	82	186
A320ceo	8	180 - 186
A321ceo	21	230
A321neo	52	240
Total fleet	163
Frontier took delivery of four A321neo aircraft and two spare aircraft engines during the first quarter of 2025. As of March 31, 2025, the Company had commitments for an additional 183 aircraft to be delivered through 2031, including purchase commitments for 27 A320neo aircraft and 156 A321neo aircraft, representing approximately 85 percent of future committed deliveries. The Company has secured sale-leaseback financing commitments for expected deliveries through 2025 and approximately 40 percent of expected deliveries in 2026.
As of March 31, 2025, 82 percent of Company's fleet was comprised of the highly fuel-efficient A320neo family aircraft, the highest percentage of all major U.S. carriers. The A321neo is expected to continue to unlock meaningful scale efficiencies by way of fuel savings and higher average seats per departure.
Frontier is "America's Greenest Airline" as measured by fuel efficiency (ASMs per fuel gallon consumed during the first quarter compared to all other major U.S. carriers). During the first quarter of 2025, Frontier generated a record 107 ASMs per gallon, 1 percent higher than the comparable 2024 quarter.
Forward Guidance
The guidance provided below is based on the Company's current estimates and is not a guarantee of future performance. This guidance is subject to significant risks and uncertainties that could cause actual results to differ materially, including the risk factors discussed in the Company's reports on file with the Securities and Exchange Commission (the "SEC"). Frontier undertakes no duty to update any forward-looking statements or estimates, except as required by applicable law. Further, this guidance excludes special items and the reconciliation of non-GAAP measures to the comparable GAAP measures because such amounts cannot be determined at this time.
The Company's second quarter adjusted (non-GAAP) loss per share guidance, as noted below, largely reflects softer travel demand in April and the normal lead time to align costs with capacity reductions. Current booking trends suggest demand for May and early summer travel has now stabilized, supported by Frontier's investments in revenue and network enhancements alongside capacity reductions by the Company and other domestic carriers.

The Company continues to focus on controlling the elements of the business it can control, including, but not limited to, optimization of capacity and related costs, and capital spending. The Company has therefore reduced planned capacity for both the second quarter and the balance of 2025 to be down low single digits on a percentage basis compared to the corresponding prior-year period, with adjustments focused on off-peak days of the week. The Company will closely monitor the demand environment and make any further adjustments to capacity and related costs, as appropriate.
The Company will not provide full-year 2025 adjusted EPS guidance given the uncertainty in the demand outlook for the balance of the year.

Second Quarter
2025
Adjusted (non-GAAP) loss per share(a)(b)(c)	$(0.23) to $(0.37)
_________________
(a)Includes guidance on certain non-GAAP measures which excludes, among other things, special items. The Company is unable to reconcile these forward-looking projections to GAAP as the nature or amount of such special items cannot be determined at this time.
(b)Based on the blended jet fuel curve on April 29, 2025, resulting in an average fuel cost (including fuel taxes and into-plane costs) of $2.38 per gallon and approximately $2.30 per gallon for the second quarter and the remainder of 2025, respectively.
(c)Based on estimated weighted average shares outstanding of 228 million shares in the second quarter 2025 and a projected tax expense provision in the range of $2 million to $5 million due to the expected recognition of a non-cash valuation allowance. The Company's second quarter actual tax expense may be impacted by varying factors which may include, but are not limited to, the composition of items of income and expense recognized in the respective periods, including the amount of non-deductible or other similar items, the treatment of deferred tax assets and related valuation allowances.
Conference Call
The Company will host a conference call to discuss first quarter 2025 results today, May 1, 2025, at 4:30 p.m. Eastern Time (USA). Investors may listen to a live, listen-only webcast available on the investor relations section of the Company's website at https://ir.flyfrontier.com/news-and-events/events. The call will also be archived and available for at least 90 days on the investor relations section of the Company's website.
About Frontier Airlines
Frontier Airlines, Inc., a subsidiary of Frontier Group Holdings, Inc. (Nasdaq: ULCC), is committed to "Low Fares Done Right." Headquartered in Denver, Colorado, the Company operates 163 A320 family aircraft and has the largest A320neo family fleet in the U.S. The use of these aircraft, along with Frontier's high-density seating configuration and weight-saving initiatives, have contributed to Frontier's continued ability to be the most fuel-efficient of all major U.S. carriers when measured by ASMs per fuel gallon consumed. With 183 new Airbus planes on order, Frontier will continue to grow to deliver on the mission of providing affordable travel across America.
Cautionary Statement Regarding Forward-Looking Statements and Information
Certain statements in this release should be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Words such as "expects," "will," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "forecast," "guidance," "outlook," "goals," "targets" and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this Current Report on Form 8-K are based upon information available to the Company on the date of this report. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law.
Actual results could differ materially from these forward-looking statements due to numerous risks and uncertainties relating to the Company's operations and business environment including, without limitation, the following: unfavorable economic and political conditions in the states where the Company operates and globally, including tariffs and other trade protection measures, an inflationary environment and potential recession, weakened demand environment, and the resulting impact on cost inputs and/or consumer demand for air travel; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity; disruptions to the Company's flight operations, including due to factors beyond the Company's control, such as adverse weather events or air traffic controller staffing shortages; the Company's ability to attract and retain qualified personnel at reasonable costs; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel, including as a result of the war between Russia and Ukraine and the conflict in the Middle East; the Company's reliance on technology and automated systems to operate its business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, the technology or systems; the Company's reliance on third-party service providers and the impact of any failure of these parties to perform as expected, or interruptions in the Company's relationships with these providers or their provision of services; adverse publicity and/or harm to the Company's brand or reputation; reduced travel demand and potential tort liability as a result of an accident, catastrophe or incident involving the Company, its codeshare partners or another airline; terrorist attacks, international hostilities or other security events, or the fear of terrorist attacks or hostilities, even if not made directly on the airline industry; increasing privacy and data security obligations or a significant data breach; further changes to the airline industry with respect to alliances and joint business arrangements or due to consolidations; changes in the Company's network strategy or other factors outside its control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into less favorable aircraft orders; the Company's reliance on a single supplier for its aircraft and two suppliers for its engines, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; expanded inspection programs and/or heightened maintenance requirements imposed on the Company's aircraft or engines; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions on the Company's operations; extended interruptions or disruptions in service at major airports where the Company operates; the impacts of seasonality and other factors associated with the airline industry; the Company's failure to realize the full value of its intangible assets or its long-lived assets, causing the Company to record impairments; the costs of compliance with extensive government regulation of the airline industry; costs, liabilities and risks associated with environmental regulation and climate change; the Company's inability to accept or integrate new aircraft into the Company's fleet as planned; the impacts of the Company's significant amount of financial leverage from fixed obligations, the possibility the Company may seek material amounts of additional financial liquidity in the short-term and the impacts of insufficient liquidity on the Company's financial condition and business; failure to comply with the covenants in the Company's financing agreements or failure to comply with financial and other covenants governing the Company's other debt; changes in, or failure to retain, the Company's senior management team or other key employees; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or arrangement relating to these actions; increases in insurance costs or inadequate insurance coverage; and other risks and uncertainties set forth from time to time under sections captioned "Risk Factors" in the Company's reports and other documents filed with the SEC, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on February 18, 2025.

Frontier Group Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in millions, except share and per share data)

	Three Months Ended March 31,		Percent Change
	2025	2024
Operating revenues:
Passenger	$884	$845	5%
Other	28	20	40%
Total operating revenues	912	865	5%

Operating expenses:
Aircraft fuel	238	263	(10)%
Salaries, wages and benefits	249	233	7%
Aircraft rent	161	159	1%
Station operations	180	137	31%
Maintenance, materials and repairs	51	49	4%
Sales and marketing	41	40	3%
Depreciation and amortization	20	16	25%
Other operating	18	(1)	N/M
Total operating expenses	958	896	7%
Operating income (loss)	(46)	(31)	48%
Other income (expense):
Interest expense	(9)	(9)	—%
Capitalized interest	8	9	(11)%
Interest income and other	7	7	—%
Total other income (expense)	6	7	(14)%
Income (loss) before income taxes	(40)	(24)	67%
Income tax expense (benefit)	3	2	50%
Net income (loss)	$(43)	$(26)	65%
Earnings (loss) per share:
Basic (a)	$(0.19)	$(0.12)	63%
Diluted (a)	$(0.19)	$(0.12)	63%

Weighted-average common shares outstanding:
Basic (a)	226,990,750	223,428,610	2%
Diluted (a)	226,990,750	223,428,610	2%
__________________
N/M = Not meaningful
(a)In periods of net income, the dilutive impact of the 1.9 million warrants outstanding relating to funding provided pursuant to the CARES Act and related legislation, any non-participating options and unvested restricted stock units are included in the diluted earnings per share calculations. In addition, most of the Company's 0.7 million outstanding options are participating securities and are therefore not expected to be part of the Company's diluted share count under the two-class method until they are exercised, but, in periods of net income, are included as an adjustment to the numerator of the Company's earnings per share calculation as they are eligible to participate in the Company's earnings. The participating securities impact has been subtracted from periods presented with positive net income in the computation of basic and diluted earnings per share.

Frontier Group Holdings, Inc. Comparative Operating Statistics (unaudited)
	Three Months Ended March 31,		Percent Change
	2025	2024
Operating statistics (a)
Available seat miles (“ASMs”) (millions)	9,949	9,446	5%
Departures	51,358	48,666	6%
Average stage length (miles)	925	956	(3)%
Block hours	136,736	132,057	4%
Average aircraft in service	156	137	14%
Aircraft – end of period	163	142	15%
Average daily aircraft utilization (hours)	9.7	10.6	(8)%
Passengers (thousands)	7,839	7,005	12%
Average seats per departure	208	202	3%
RPMs (millions)	7,454	6,869	9%
Load Factor	74.9%	72.7%	2.2 pts
Fare revenue per passenger ($)	44.61	46.21	(3)%
Non-fare passenger revenue per passenger ($)	68.15	74.41	(8)%
Other revenue per passenger ($)	3.57	2.91	23%
Total ancillary revenue per passenger ($)	71.72	77.32	(7)%
Total revenue per passenger ($)	116.33	123.53	(6)%
Total revenue per available seat mile (“RASM”) (¢)	9.17	9.16	—%
Cost per available seat mile (“CASM”) (¢)	9.63	9.49	1%
CASM (excluding fuel) (¢) (b)	7.24	6.71	8%
CASM + net interest (¢) (b)	9.56	9.42	1%
Adjusted CASM (¢) (b)	9.63	9.49	1%
Adjusted CASM (excluding fuel) (¢) (b)	7.24	6.71	8%
Adjusted CASM (excluding fuel), stage-length adjusted to 1,000 miles (¢) (b)(c)	6.96	6.56	6%
Adjusted CASM + net interest (¢) (b)	9.56	9.42	1%
Adjusted CASM + net interest, stage-length adjusted to 1,000 miles (¢) (b)(c)	9.20	9.21	—%
Fuel cost per gallon ($)	2.55	2.93	(13)%
Fuel gallons consumed (thousands)	93,212	89,657	4%
Full-time equivalent employees	7,906	7,675	3%
____________________
(a)Figures may not recalculate due to rounding
(b)These metrics are not calculated in accordance with GAAP. For the reconciliation to corresponding GAAP measures, see "Reconciliation of CASM to CASM (excluding fuel), Adjusted CASM (excluding fuel), Adjusted CASM, Adjusted CASM including net interest and CASM including net interest."
(c)Stage-Length Adjusted (SLA) to 1,000 miles: Applicable Operating Statistic * Square root (stage length / 1,000).

Reconciliations of Non-GAAP Financial Information
The Company is providing below a reconciliation of GAAP financial information to the non-GAAP financial information provided. The non-GAAP financial information is included to provide supplemental disclosures because the Company believes they are useful additional indicators of, among other things, its operating and cost performance. These non-GAAP financial measures have limitations as analytical tools. Because of these limitations, determinations of the Company's operating performance or CASM excluding unrealized gains and losses, special items or other items should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. These non-GAAP financial measures may be presented on a different basis than other companies using similarly titled non-GAAP financial measures.
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
($ in millions) (unaudited)

	Three Months Ended March 31,
	2025	2024
Net income (loss), as reported	$(43)	$(26)
Non-GAAP adjustments:
Valuation allowance(a)	—	5
Net income (loss) impact	$—	$5

Adjusted net income (loss)(b)	$(43)	$(21)

Income (loss) before income taxes, as reported	$(40)	$(24)
Pre-tax impact	—	—
Adjusted pre-tax income (loss)(b)	$(40)	$(24)
____________________
(a)During the three months ended March 31, 2024, a $5 million non-cash valuation allowance was recorded against U.S. federal and state net operating loss deferred tax assets, which largely do not expire, mainly as a result of being in a three-year historical cumulative pre-tax loss position and due to the current quarter loss, which has no impact on cash taxes and is not reflective of the Company's effective tax rate for deductible net operating losses generated or actual cash tax obligations created.
(b)Adjusted net income (loss) and adjusted pre-tax income (loss) are included as a supplemental disclosure because the Company believes they are useful indicators of its operating performance. Derivations of net income (loss) and pre-tax income (loss) are well-recognized performance measurements in the airline industry that are frequently used by the Company's management, as well as by investors, securities analysts and other interested parties, in comparing the operating performance of companies in the airline industry.
Adjusted net income (loss) and adjusted pre-tax income (loss) have limitations as analytical tools. Adjusted net income (loss) and adjusted pre-tax income (loss) do not reflect the impact of certain cash charges resulting from matters the Company considers not to be indicative of the Company's ongoing operations and do not reflect the Company's cash expenditures, or future requirements, for capital expenditures or contractual commitments, and other companies in the industry may calculate adjusted net income (loss) and adjusted pre-tax income (loss) differently than the Company does, limiting their usefulness as comparative measures. Because of these limitations, adjusted net income (loss) and adjusted pre-tax income (loss) should not be considered in isolation from or as a substitute for performance measures calculated in accordance with GAAP. In addition, because derivations of adjusted net income (loss) and adjusted pre-tax income (loss), including adjusted pre-tax margin, are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, derivations of net income, including adjusted net income (loss) and adjusted pre-tax income (loss), as presented may not be directly comparable to similarly titled measures presented by other companies. For the foregoing reasons, adjusted net income (loss) and adjusted pre-tax income (loss) have significant limitations which affect their use as indicators of the Company's profitability. Accordingly, you are cautioned not to place undue reliance on this information.

Reconciliation of Net Income (Loss) to EBITDA and EBITDAR and to Adjusted EBITDA and Adjusted EBITDAR
($ in millions) (unaudited)

	Three Months Ended March 31,
	2025	2024
Net income (loss)	$(43)	$(26)
Plus (minus):
Interest expense	9	9
Capitalized interest	(8)	(9)
Interest income and other	(7)	(7)
Income tax expense (benefit)	3	2
Depreciation and amortization	20	16
EBITDA(a)	(26)	(15)
Plus: Aircraft rent	161	159
EBITDAR(b)	$135	$144

Adjusted EBITDA(a)	(26)	(15)
Plus: Aircraft rent	161	159
Adjusted EBITDAR(b)	$135	$144
__________________
(a)EBITDA and adjusted EBITDA are included as supplemental disclosures because the Company believes they are useful indicators of its operating performance. Derivations of EBITDA are well-recognized performance measurements in the airline industry that are frequently used by the Company's management, as well as by investors, securities analysts and other interested parties, in comparing the operating performance of companies in the industry.
EBITDA and adjusted EBITDA do not reflect the impact of certain cash charges resulting from matters the Company considers not to be indicative of its ongoing operations; the Company's cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, the Company's working capital needs; or the interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's indebtedness or possible cash requirements related to its warrants. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the airline industry may calculate EBITDA and adjusted EBITDA differently than the Company does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and adjusted EBITDA should not be considered in isolation from or as a substitute for performance measures calculated in accordance with GAAP. In addition, because derivations of EBITDA and adjusted EBITDA are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, derivations of EBITDA, including adjusted EBITDA, as presented may not be directly comparable to similarly titled measures presented by other companies.
For the foregoing reasons, each of EBITDA and adjusted EBITDA have significant limitations which affect its use as an indicator of the Company's profitability. Accordingly, you are cautioned not to place undue reliance on this information.
(b)EBITDAR and adjusted EBITDAR are included as supplemental disclosures because the Company believes they are useful solely as valuation metrics for airlines as their calculations isolate the effects of financing in general, the accounting effects of capital spending and acquisitions (primarily aircraft, which may be acquired directly, directly subject to acquisition debt, by capital lease or by operating lease, each of which is presented differently for accounting purposes), and income taxes, which may vary significantly between periods and for different airlines for reasons unrelated to the underlying value of a particular airline. However, EBITDAR and adjusted EBITDAR are not determined in accordance with GAAP, are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, EBITDAR and adjusted EBITDAR, as presented, may not be directly comparable to similarly titled measures presented by other companies. In addition, EBITDAR and adjusted EBITDAR should not be viewed as a measure of overall performance since they exclude aircraft rent, which is a normal, recurring cash operating expense that is necessary to operate the business. Accordingly, you are cautioned not to place undue reliance on this information.

Reconciliation of CASM to CASM (excluding fuel), Adjusted CASM (excluding fuel), Adjusted CASM, Adjusted CASM including net interest and CASM including net interest
(unaudited)

	Three Months Ended March 31,
	2025		2024
	($ in millions)	Per ASM (¢)	($ in millions)	Per ASM (¢)
Non-GAAP financial data:(a)
CASM		9.63		9.49
Aircraft fuel	(238)	(2.39)	(263)	(2.78)
CASM (excluding fuel)(b)		7.24		6.71

Adjusted CASM (excluding fuel)(b)(c)		7.24		6.71
Aircraft fuel	238	2.39	263	2.78
Adjusted CASM(c)(d)		9.63		9.49
Net interest expense (income)	(6)	(0.07)	(7)	(0.07)
Adjusted CASM + net interest(e)		9.56		9.42

CASM		9.63		9.49
Net interest expense (income)	(6)	(0.07)	(7)	(0.07)
CASM + net interest(e)		9.56		9.42
_______________________
(a)Cost per ASM figures may not recalculate due to rounding.
(b)CASM (excluding fuel) and adjusted CASM (excluding fuel) are included as supplemental disclosures because the Company believes that excluding aircraft fuel is useful to investors as it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. The price of fuel, over which the Company has limited control, impacts the comparability of period-to-period financial performance, and excluding allows management an additional tool to understand and analyze the Company's non-fuel costs and core operating performance, and increases comparability with other airlines that also provide a similar metric. CASM (excluding fuel) and adjusted CASM (excluding fuel) are not determined in accordance with GAAP and should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.
(c)For each of the three months ended March 31, 2025 and 2024, there were no non-GAAP operating adjustments.
(d)Adjusted CASM is included as supplemental disclosure because the Company believes it is a useful metric to properly compare the Company's cost management and performance to other peers, as derivations of adjusted CASM are well-recognized performance measurements in the airline industry that are frequently used by the Company's management, as well as by investors, securities analysts and other interested parties in comparing the operating performance of companies in the airline industry. Additionally, the Company believes this metric is useful because it removes certain items that may not be indicative of base operating performance or future results. Adjusted CASM is not determined in accordance with GAAP, may not be comparable across all carriers and should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.
(e)Adjusted CASM including net interest and CASM including net interest are included as supplemental disclosures because the Company believes they are useful metrics to properly compare its cost management and performance to other peers that may have different capital structures and financing strategies, particularly as it relates to financing primary operating assets such as aircraft and engines. Additionally, the Company believes these metrics are useful because they remove certain items that may not be indicative of base operating performance or future results. Adjusted CASM including net interest and CASM including net interest are not determined in accordance with GAAP, may not be comparable across all carriers and should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

Reconciliation of Earnings (Loss) per Share, Diluted to Adjusted Earnings (Loss) per Share, Diluted
(unaudited)

	Three Months Ended March 31,
	2025	2024
Earnings (loss) per share, diluted, as reported(a)(b)	$(0.19)	$(0.12)
Valuation allowance	—	0.03
Adjusted earnings (loss) per share, diluted(c)	$(0.19)	$(0.09)
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(a)See "Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Pre-Tax Income (Loss) to Adjusted Pre-tax Income (Loss)" above for discussion on adjusting items.
(b)Cost per share figures may not recalculate due to rounding.
(c)Adjusted earnings (loss) per share is included as a supplemental disclosure because the Company believes it is a useful indicator of operating performance. Derivations of net income are well-recognized performance measurements in the airline industry that are frequently used by management, as well as by investors, securities analysts and other interested parties in comparing the operating performance of companies in the industry.
Adjusted earnings (loss) per share has limitations as an analytical tool. Adjusted earnings (loss) per share does not reflect the impact of certain cash charges resulting from matters the Company considers not to be indicative of ongoing operations and does not reflect the cash expenditures, or future requirements, for capital expenditures or contractual commitments, and other companies in the industry may calculate Adjusted earnings (loss) per share differently than the Company does, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted earnings (loss) per share should not be considered in isolation from or as a substitute for performance measures calculated in accordance with GAAP. In addition, because derivations of adjusted net income are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, derivations of net income, including Adjusted earnings (loss) per share, as presented may not be directly comparable to similarly titled measures presented by other companies. For the foregoing reasons, Adjusted earnings (loss) per share has significant limitations which affect its use as an indicator of profitability. Accordingly, you are cautioned not to place undue reliance on this information.
Reconciliation of Total Operating Expense to Total Operating Expense (Excluding Fuel)
($ in millions) (unaudited)

	Three Months Ended March 31,
	2025	2024
Total operating expense, as reported	$958	$896
Non-GAAP adjustments:
Aircraft fuel	(238)	(263)
Total operating expense (excluding fuel)(a)	$720	$633
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(a)Total operating expense (excluding fuel) is included as a supplemental disclosure because the Company believes that excluding aircraft fuel is useful to investors as it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. The price of fuel, over which the Company has limited control, impacts the comparability of period-to-period financial performance, and excluding the price of fuel allows management an additional tool to understand and analyze the non-fuel costs and core operating performance, and increases comparability with other airlines that also provide a similar metric. Total operating expense (excluding fuel) is not determined in accordance with GAAP and should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.
Contacts:

Jennifer F. de la Cruz Corporate Communications Email: JenniferF.DeLaCruz@flyfrontier.com Phone: 720.374.4207	David Erdman Investor Relations Email: David.Erdman@flyfrontier.com Phone: 720.798.5886